Exhibit 10.15

THE FIRST NATIONAL BANK OF MIFFLINTOWN

SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is made this 14th day of May, 2002 by and between The First National Bank of Mifflintown (the “Company”), and Nancy Bratton (the “Director”).

INTRODUCTION

To encourage the Director to remain a member of the Company’s Board of Directors, the Company desires to enter into an arrangement to divide the death proceeds of a life insurance policy on the Director’s life. The Director shall be eligible for this benefit if he should die while in service as a member of the Company’s Board of Directors. The Director shall also be eligible for this benefit if he retires from the Board on or after attaining age 72 or if his services as a Director terminate after he has completed at least ten (10) years of service.

Article 1

General Definitions

The following terms shall have the meanings specified:

1.1 “Insurer” means Jefferson Pilot Financial.

1.2 “Policy” means insurance policy number AH5215608 issued by the Insurer.

Article 2

Policy Ownership/Interests

2.1 Company Ownership. The Company owns the Policy and shall have the right to exercise all incidents of ownership and to receive the Policy values in excess of the Director’s interest described in Section 2.2.

2.2 Director’s Interest. The Director shall have the right to designate the beneficiary of a portion of the death benefit proceeds of the Policy equal to the lesser of (1) 80% of the excess of (i) the total death benefit proceeds of the Policy, over (ii) the Policy’s cash surrender value as of the day prior to the date of the Director’s death, or (2) 80% of the excess of the amount by which the total death proceeds of the Policy exceeds the aggregate premium paid on the Policy by the Company less any outstanding indebtedness to the insurer.

2.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of the policy while this Agreement is in effect without first giving the Director or its transferee, the option to purchase the Policy for a period of sixty (60) days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

Article 3

Premiums

3.1 Premium Payment. The Company shall pay any premiums due on the Policy.

3.2 Imputed Income. The Company shall annually impute income to the Director in an amount equal to the current term rate for the Director’s age multiplied by the aggregate death benefit payable to the Director’s beneficiary. The “current term rate” is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

Article 4

Assignment

The Director may assign without consideration all interests in the Policy and in this Agreement to any person, entity or trust.

Article 5

Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6

Claims Procedure

6.1 Claims Procedure. The Company shall notify the Director’s beneficiary in writing within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under this Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of this Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of this Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

6.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a maimer calculated to be understood by the beneficiary and the specific provisions of this Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Director.

Article 8

Administration

8.1 Administration. Unless otherwise determined by the Company’s Board of Directors (“Board”), the Board or its designee shall be the named fiduciary and shall act for the Company under this Agreement.

8.2 Powers of the Company. The Company shall have all powers necessary to administer this Agreement including, without limitation, powers:

8.2.1 to interpret the provisions of this Agreement; and

8.2.2 to establish rules for the administration of this Agreement and to prescribe any forms required to administer this Agreement.

8.3 Actions of the Company. All determinations, interpretations, rules, and decisions of the Company shall be conclusive and binding upon all persons having or claiming to have any interest or right under this Agreement.

Article 9

Miscellaneous

9.1 Binding Effect. This Agreement shall bind the Director and the Company, their beneficiaries, successors, survivors, executors, administrators and transferees, and any Policy beneficiary.

9.2 Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY:

THE FIRST NATIONAL BANK OF MIFFLINTOWN

/s/ Nancy S. Bratton	By	/s/ James R. McLaughlin
Nancy Bratton
		Title	President & C.E.O.

By execution hereof, First Community Financial Corporation consents to and agrees to be bound by the terms and condition of this Agreement.

ATTEST:	CORPORATION:

FIRST COMMUNITY FINANCIAL CORPORATION

	By	/s/ James R. McLaughlin
(Assistant) Secretary
		Title	President & C.E.O.